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                                                                   EXHIBIT 10(d)

                                   SCHEDULE I


         On February 9, 2004, February 28, 2003, and February 11, 2002, respectively, the Ferro Corporation Board of Directors granted Mr. Ortino options to purchase 175,000, 175,000, and 155,000 common shares of the Company. Of these amounts, options for 100,000 shares each year were granted under the Company's Stock Option Plan approved by shareholders and the remaining options were approved and granted by the Board from available treasury shares. The options granted in 2004 have an exercise price of $26.26; the options granted in 2003 have an exercise price of $21.26; and the options granted in 2002 have an exercise price on $25.50. All three grants have a maximum term of ten years and vest evenly over four years on the anniversary of the grant date.